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                           NUVEEN MULTISTATE TRUST III
                           ---------------------------

                   Renewal of Investment Management Agreement
                   ------------------------------------------

This Agreement made this 5th day of June, 2002 by and between Nuveen Multistate Trust III, a Massachusetts business trust (the "Fund"), and Nuveen Advisory Corp., a Delaware corporation (the "Adviser");

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the "Agreement") pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Agreement terminates July 1, 2002 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees, at a meeting called for the purpose of reviewing the Agreement, have approved the Agreement and its continuance until July 1, 2003 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until July 1, 2003 and ratify and confirm the Agreement in all respects.

                                      NUVEEN MULTISTATE TRUST III

                                      By:   /s/ Gifford R. Zimmerman
                                         --------------------------------
                                            Vice President

ATTEST:

      /s Virginia L. O'Neal
---------------------------------
      Assistant Secretary

                                      NUVEEN ADVISORY CORP.


                                      By:   /s/ William M. Fitzgerald
                                         --------------------------------
                                            Managing Director

ATTEST:

         /s/ Jessica R. Droeger
------------------------------------
         Assistant Secretary